Exhibit 23.3

BDO — Pazos, López de Romaña, Rodriguez S.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Orient-Express Hotels Ltd. of our reports dated June 4, 2010 relating to the financial statements of Perurail S.A. and Ferrocarril Transandino S.A. and the combined financial statements of Peru OEH S.A. and Peru OEH Machu Picchu S.A., which appear in the Form 10-K/A Amendment No. 1 to the Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2009.

Pazos, López de Romaña, Rodriguez S.C.

Lima, Peru

August 6, 2010

Countersigned by:

/s/ Manuel Pazos Vélez
Manuel Pazos Vélez
Certified Chartered Public Accountant
Register No. 01-05095